Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
American Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
American Realty Investors, Inc. Reports Fourth Quarter and Full Year 2010 Results
Dallas (April 1, 2011) — American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2010. The Company reported net loss applicable to common shares of $97.2 million or $8.48 per share, as compared to a net loss applicable to common shares of $72.6 million or $6.31 per share for the same period ended 2009.
     Net loss for the three months ended December 31, 2010 was $60.7 million or $5.35 per share, as compared to a net loss applicable to common shares of $26.3 million or $2.28 per share. The Company took impairment on notes receivable and real estate of $61.3 million in the fourth quarter of 2010, compared to $14.0 million for the same period ended 2009.
     Rental and other property revenues were $157.0 million for the twelve months ended December 31, 2010. This represents a decrease of $4.8 million, as compared to the prior period revenues of $161.9 million. This change, by segment, is a decrease in the commercial portfolio of $7.2 million, a decrease in the hotel portfolio of $2.6 million and a decrease in the land portfolio of $1.0 million, offset by an increase in the apartment portfolio of $3.3 million and an increase in the other portfolio of $2.7 million. The commercial and hotel portfolios saw an increase in vacancy, which we attribute to the current state of the economy with some commercial tenants struggling to stay afloat and make their rental payments in the commercial properties along with decreased stays from travelers in the hotel portfolio. We have been successful in our efforts to develop new apartment communities along with operating and leasing our existing apartments. We continue to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.
     Property operating expenses were $96.3 million for the twelve months ended December 31, 2010. This represents an increase of $1.3 million, as compared to the prior period operating expenses of $95.0 million. This change, by segment, is an increase in our land portfolio of $3.6 million, offset by a decrease in our apartment portfolio of $0.8 million, a decrease in our commercial properties of $0.1 million and a decrease in our hotels of $1.4 million. We have been working hard to decrease our overall operating expenses while maintaining the same level of product and services and have been successful in doing so. The increase within the land portfolio was primarily due to an adjustment in 2009 to correct over accrual of 2008 real estate property taxes, resulting in recording lower operating expenses in prior period. In the current period, we incurred additional real estate tax penalties and interest that we did not incur in the prior period.
     Depreciation and amortization expense was $28.9 million for the twelve months ended December 31, 2010. This represents an increase of $2.4 million, as compared to the prior period depreciation expense of $26.5 million. The majority of this increase is due to the newly developed apartment communities.
     Provision for allowance on notes receivable and impairment was $61.3 million for the twelve months ended December 31, 2010. The provision on impairment of notes receivable, investment in real estate partnerships, and real estate assets increased by $16.7 million, as compared $44.6 million in the prior year period. Impairment was recorded as an additional loss in the real estate portfolio of $1.9 million in commercial properties we currently hold, $7.8 million for hotels that we currently hold, $47.6 million in land we currently hold and $4.0 million allowance for doubtful receivables. Management, at the time of the sale or during the reorganization process in the fourth quarter, reviewed the properties that were considered “subject to sales contract” and impairment was taken to the extent the basis of the property exceeded the current value.

     Other income was $9.5 million for the twelve months ended December 31, 2010. This represents an increase of $5.3 million, as compared to the prior period other income of $4.2 million. The increase was due to revenue received from a consulting agreement and an incentive fee from the management company.
     Interest income was $8.4 million for the twelve months ended December 31, 2010. This represents a decrease of $1.3 million as compared to the prior period interest income of $9.7 million. The decrease is due to fewer payments received on our notes receivables from Unified Housing Foundation, an affiliated entity. The receivables are surplus cash flow notes. The entity is required to pay on the notes when they generate surplus cash flow, thus interest income is recorded when received. Less surplus cash flow was generated in the current year, as compared to the prior year.
     Mortgage and loan interest expense was $79.1 million for the twelve months ended December 31, 2010. This represents an increase of $0.6 million as compared to the prior period interest expense of $78.5 million. This change, by segment, is an increase in the apartment portfolio of $3.5 million, an increase in the commercial portfolio of $0.3 million, an increase in the other portfolio of $1.4 million, offset by a decrease in the land portfolio of $4.6 million. Within the apartment portfolio, the same apartment portfolio increased $1.7 million and the developed properties increased $1.8 million due to properties in the lease-up phase. Once an apartment is completed, the interest expense is no longer capitalized. The land portfolio decrease was due to land sales.
     Gain on land sales decreased in the current year. This decrease is in part due to the overall economic environment, which, among other issues, has resulted in the tightening of the credit markets, causing an inability of potential buyers to obtain financing. Thus, we have found it difficult to complete land transactions. In the current year, we sold 1,243.88 acres of land in 17 separate transactions for an aggregate sales price of $31.0 million, receiving $8,984 in cash and recorded a loss of $10.1 million. The average sales price was $20,701 per acre.
     Discontinued operations relates to properties that were either sold or held for sale as of the year ended December 31, 2010. Included in discontinued operations are a total of 15 and 10 properties as of 2010 and 2009, respectively. Properties sold in 2010 that were held in 2009 have been reclassified to discontinued operations for 2009. In 2010, we sold 13 apartment complexes, one commercial building and transferred our limited partnership interest in a consolidated entity that owned an apartment complex.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s website at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2010	2009	2008
	(dollars in thousands, except share and par value
	amounts)
Revenues:
Rental and other property revenues (including $2,595 and $2,582 and $3,691 for 2010 and 2009 and 2008 respectively from affiliates and related parties)	$157,030	$161,863	$150,645

Expenses:
Property operating expenses (including $2,480 and $2,942 and $3,101 for 2010 and 2009 and 2008 respectively from affiliates and related parties)	96,317	95.002	102,068
Depreciation and amortization	28,907	26,473	21,537
General and administrative (including $4,517 and $5,867 and $8,344 for 2010 and 2009 and 2008 respectively from affiliates and related parties)	12,640	14,690	16,854
Provision on impairment of notes receivable and real estate assets	61,311	44,578	7,417
Advisory fee to affiliate	15,770	15,683	15,940

Total operating expenses	214,945	196,426	163,816

Operating loss	(57,915)	(34,563)	(13,171)

Other income (expense):
Interest income (including $4,664 and $5,648 and $8,061 for 2010 and 2009 and 2008 respectively from affiliates and related parties)	8,425	9,701	10,876
Other income	9,460	4,169	5,200
Mortgage and loan interest (including $3,374 and $2,595 and $2,729 for 2010 and 2009 and 2008 respectively from affiliates and related parties)	(79,066)	(78,532)	(81,001)
Earnings from unconsolidated subsidiaries and investees	(200)	35	(968)
Gain (loss) on foreign currency translation	222	292	(517)
Involuntary conversion	—	—	—
Litigation settlement	—	(1,458)	(870)

Total other expenses	(61,159)	(65,793)	(67,280)

Loss before gain on land sales, non-controlling interest, and taxes	(119,074)	(100,356)	(80,451)
Gain (loss) on land sales	(10,103)	11,605	5,584

Loss from continuing operations before tax	(129,177)	(88,751)	(74,867)

Income tax benefit	8,456	2,132	35,575

Net loss from continuing operations	(120,721)	(86,619)	(39,292)

Discontinued operations:

Income (loss) from discontinued operations	3,042	(4,014)	(17,632)
Gain on sale of real estate from discontinued operations	19,306	10,106	119,572
Income tax expense from discontinued operations	(7,822)	(2,132)	(35,679)

Net income from discontinued operations	14,526	3,960	66,261

Net income (loss)	(106,195)	(82,659)	26,969

Net income (loss) attributable to non-controlling interests	11,448	12,518	(4,335)

Net income (loss) attributable to American Realty Investors, Inc.	(94,747)	(70,141)	22,634

Preferred dividend requirement	(2,488)	(2,488)	(2,487)

Net income (loss) applicable to common shares	$(97,235)	$(72,629)	$20,147

Earnings per share - basic
Loss from continuing operations	$(9.75)	$(6.65)	$(4.13)
Discontinued operations	1.27	0.34	5.93

Net income (loss) applicable to common shares	$(8.48)	$(6.31)	$1.80

Earnings per share - diluted
Loss from continuing operations	$(9.75)	$(6.65)	$(4.13)
Discontinued operations	1.27	0.34	5.93

Net income (loss) applicable to common shares	$(8.48)	$(6.31)	$1.80

Weighted average common share used in computing earnings per share	11,463,084	11,514,038	11,165,805
Weighted average common share used in computing diluted earnings per share	11,463,084	11,514,038	11,165,805

Amounts attributable to American Realty Investors, Inc.
Loss from continuing operations	$(120,721)	$(86,619)	$(39,292)
Income from discontinued operations	14,526	3,960	66,261

Net income (loss)	$(106,195)	$(82,659)	$26,969

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 3l,
	2010	2009
	(dollars in thousands, except share and
	par value amounts)
Assets

Real estate, at cost	$1,170,214	$1,718,837
Real estate held for sale at cost, net of depreciation ($0 for 2010 and $1,252 for 2009)	—	5,147
Real estate subject to sales contracts at cost, net of depreciation ($75,639 for 2010 and $13,985 for 2009)	295,921	53,341
Less accumulated depreciation	(133,550)	(195,804)

Total real estate	1,332,585	1,581,521
Notes and interest receivable
Performing(including $89,982 in 2010 and $80,870 in 2009 from affiliates and related parties)	99,839	91,872
Non- performing	3,123	3,108
Less allowance for estimated losses	(14,348)	(11,836)

Total notes and interest receivable	88,614	83,144
Cash and cash equivalents	12,649	4,887
Investments in unconsolidated subsidiaries and investees	12,491	13,149
Other assets (including $164 in 2010 and $175 in 2009 from affiliates and related parties)	110,936	123,353

Total assets	$1,557,275	$1,806,054

Liabilities and Shareholders’ Equity

Liabilities:
Notes and interest payable	$913,134	$1,327,188
Notes related to assets held-for-sale	—	5,002
Notes related to assets subject to sales contracts	315,547	61,886
Stock-secured notes payable	23,100	24,853
Affiliate payables	12,219	20,574
Deferred revenue (including $100,212 in 2010 and $62,337 in 2009 from sales to related parties)	104,534	70,083
Accounts payable and other liabilities (including $1,558 in 2010 and $199 in 2009 to affiliates and related parties)	88,506	85,119

	1,457,040	1,594,705

Shareholders’ equity:
Preferred stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A. 3,389,546 shares in 2010 and 3,390,913 in 2009 (liquidation preference $33,895), including 900,000 shares in 2010 and 2009 held by subsidiaries	4,979	4,979
Common stock, $.01 par value, authorized 100,000,000 shares, issued 11,874,138, and outstanding 11,466,853 and 11,514,038 shares in 2010 and in 2009	114	114
Treasury stock at cost, 407,285 and 360, 100 shares in 2010 and 2009 and 276,972 shares held by TCI (consolidated) as of 2010 and 2009	(6,333)	(5,954)
Paid-in capital	88,620	91,081
Retained earnings	(47,776)	46,971
Accumulated other comprehensive income (loss)	(786)	2,186

Total American Realty Investors, Inc. shareholders’ equity	38,818	139,377

Non-controlling interest	61,417	71,972

Total equity	100,235	211,349

Total liabilities and equity	$1,557,275	$1,806,054

Contact:
American Realty Investors, Inc.
Investor Relations, (800) 400-6407
investor.relations@primeasset.com